Exhibit 99.1

News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621

CNB FINANCIAL ANNOUNCES THIRD QUARTER DIVIDEND

CLEARFIELD, PENNSYLVANIA – November 20, 2019

The Board of Directors of CNB Financial Corporation [Nasdaq: CCNE] has announced the declaration of 17.0 cents per share quarterly dividend payable on December 13, 2019 to shareholders of record on November 30, 2019.

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $3.5 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division and 42 full-service offices in Pennsylvania, Ohio, and New York. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania with offices in northwest Pennsylvania and northeast Ohio; FCBank, based in Worthington, Ohio with offices in central Ohio; and BankOnBuffalo, based in Buffalo, New York with offices in northwest New York. CNB Bank is headquartered in Clearfield, Pennsylvania with offices in central and north central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.cnbbank.bank.

For further information regarding the stock of CNB Financial Corporation, please call (814) 765-9621, CNB Bank Stock Transfer Department, or contact any brokerage firm. The identifying symbol for this security is “CCNE.”

For further information regarding CNB Bank and its divisions, please visit www.CNBBank.bank, www.ERIEBANK.bank, www.FCBank.bank, and www.BankOnBuffalo.bank.